NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q3 2025

DALLAS (November 6, 2025) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended September 30, 2025. For the three months ended September 30, 2025, we reported net income attributable to common shares of $0.7 million or $0.08 per diluted share, compared to $1.7 million or $0.20 per diluted share for the same period in 2024.

Financial Highlights

•Total occupancy was 82% at September 30, 2025, which includes 94% at our multifamily properties and 58% at our commercial properties.
•During the three months ended September 30, 2025, we received our initial tranche of completed units from Alera, Bandera Ridge and Merano, which allows us to start the lease-up process.
•On October 10, 2025, we sold Villas at Bon Secour, a 200 unit multifamily property in Gulf Shores, Alabama, for $28,000. We used the proceeds from the sale to pay off the $18,767 loan on the property and for general corporate purposes.

Financial Results

Revenues increased $1.2 million from $11.6 million for the three months ended September 30, 2024 to $12.8 million for the three months ended September 30, 2025. The increase in revenue is primarily due to an increase of $0.3 million from our multifamily properties and $1.0 million from our commercial properties. The increase in revenue from our commercial properties is primarily due to an increase in occupancy at Stanford Center.

Net operating loss decreased $0.3 million from $1.7 million for the three months ended September 30, 2024 to $1.4 million for the three months ended September 30, 2025. Our decrease in net operating loss was due to a $1.2 million increase in revenue offset in part by a $1.0 million increase in operating expenses. The increase in operating expenses is primarily due to an increase in the cost of the lease-up properties and general and administrative expenses for the three months ended September 30, 2025.

Net income attributable to the Company decreased $1.0 million from $1.7 million for the three months ended September 30, 2024 to $0.7 million for the three months ended September 30, 2025. The decrease in net income is primarily attributed to a decrease in interest income and an increase in tax provision for the three months ended September 30, 2025 offset in part by an increase in gain on real estate transactions.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Rental revenues	$11,919	$11,074	$34,856	$33,541
Other income	916	533	2,147	1,738
Total revenue	12,835	11,607	37,003	35,279
Expenses:
Property operating expenses	7,550	6,989	20,062	20,247
Depreciation and amortization	2,936	3,120	8,881	9,429
General and administrative	1,594	1,223	4,329	3,898
Advisory fee to related party	2,151	1,944	6,587	5,789
Total operating expenses	14,231	13,276	39,859	39,363
Net operating loss	(1,396)	(1,669)	(2,856)	(4,084)
Interest income	4,748	5,917	13,358	17,244
Interest expense	(1,651)	(2,075)	(5,170)	(5,806)
Equity in income from unconsolidated joint venture	—	283	—	827
Gain on sale or write down of assets, net	755	—	5,593	—
Income tax provision	(1,572)	(546)	(4,936)	(1,818)
Net income	884	1,910	5,989	6,363
Net income attributable to noncontrolling interest	(160)	(203)	(478)	(609)
Net income attributable to the Company	$724	$1,707	$5,511	$5,754
Earnings per share
Basic and diluted	$0.08	$0.20	$0.64	$0.67
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316